Exhibit 10.3

                       LEGAL SERVICES RETENTION AGREEMENT

         This Legal Services Retention Agreement ("Agreement") is made and entered into as of May 22, 2004 (the "Effective Date") by and between BellaVista Capital, Inc., a Maryland corporation ("Client") and Ben Hamburg, or a professional corporation formed by Ben Hamburg for the provision of legal services ("Attorney").

     1. Scope of Representation. Client hereby retains Attorney to insure the availability of Attorney during the term of this Agreement to perform legal services for Client. Attorneys' services shall include the following, to be performed upon request of Client: (a) acting as an attorney of record for Client in legal proceedings, in which Client may become involved during the term of this Agreement, including those listed in Exhibit A; (b) providing legal assistance in connection with loans, including loan documentation and loan workouts; (c) providing legal advice to Client, its management and Board of Directors as previously provided to Client while Attorney was the employed General Counsel of Client; and (d) attending Client's Board of Director meetings, and preparing appropriate Board minutes for use by the Secretary of the Client. It is understood by Client that Attorney may, in providing services on behalf of Client, require the assistance of other attorneys. If Attorney shall deem it necessary or appropriate to enlist the assistance of other attorneys or law firms, Client understands that it shall be solely responsible for payment of all expenses of attorneys or law firms other than Attorney, provided, however, that Attorney shall first discuss such retention with Client to the extent that any such services are reasonably anticipated to exceed Five Thousand Dollars ($5,000) on any matter, and any such attorney or law firm shall be retained directly by Client.

     2. Nature of Relationship. Attorney is an independent contractor, and not an officer, director or employee of Client, and shall not be entitled to any benefits provided to employees of Client, except that nothing contained herein shall affect or restrict any rights vested in Attorney prior to the Effective Date and arising out of past employment for Client or Primecore Funding Group, Inc. Attorney shall use his best efforts in the performance of his duties and shall diligently and faithfully serve Client, consistent with all obligations imposed on Attorney under the California Rules of Professional Conduct or any other applicable law, rules or standards relating to services provided by attorneys. Attorney shall be expected to devote such time, attention and energy to the legal needs of Client in order to perform his duties within the scope of representation. Attorney shall be present at Client's business premises as Attorney deems necessary to perform his services for Client, and on such occasions Client shall make suitable space available for Attorney to perform his services. Attorney and Client anticipate that the services provided to Client under this Agreement will require the bulk of Attorney's available work time and professional efforts during the term of this Agreement, but Attorney is not precluded from providing legal services for others during the term of this Agreement, except to the extent that any such representation would conflict with the Rules of Professional Conduct, or would leave Attorney with insufficient time to properly perform the services for Client called for under this Agreement. Furthermore, Attorney shall not undertake any representation of any
(i) current borrower, (ii) principal of a borrower, (iii) guarantor of any loan made by Client, or (iv) current shareholder of Client, on any matter affecting Client, or on any other matter without first obtaining a written waiver of any conflict of interest from such person that would allow Attorney to represent Client, if requested to do so, in the event of any later dispute between any such person and Client. Notwithstanding anything to the contrary in this Agreement, Attorney shall not be required to provide any services to Client to the extent that such provision of services would conflict with the Rules of Professional Conduct or any other applicable law, rules or standards relating to services provided by attorneys.

                                                                    Exhibit 10.3

     3. Term. This Agreement shall commence on the Effective Date and shall continue until that date which is eighteen (18) months after the Effective Date ("Expiration Date"), unless sooner terminated in accordance with Section 6.

     4. Compensation.

a. Base Fee. Client shall pay to Attorney a fixed fee of Six Hundred Thirty Thousand Dollars ($630,000) ("Base Fee"). The Base Fee shall be payable by a payment of Forty Six Thousand Five Hundred Dollars ($46,500) on June 1, 2004, and then at a monthly rate of Thirty-Five Thousand Dollars ($35,000), on the first business day of July 2004 and on the first business day of each month thereafter during the term of this Agreement until the Base Fee has been paid in full.

b. Contingent Fee. In addition to the Base Fee, Attorney shall have a right to receive, and Client shall pay to Attorney as additional compensation an amount equal to ten percent (10%) of the gross amount actually recovered by Client from any borrower, former borrower, principal of a borrower, guarantor, or other third party (the "Contingent Fee") as a result of any out-of-court settlement or any legal dispute, including court proceedings or arbitrations, in which Client is or was a plaintiff, claimant, cross-complainant, cross-claimant, counterclaimant, or creditor, and with respect to which legal action was commenced by Attorney, or facts supporting commencement of any legal action were developed with the assistance of Attorney prior to the Expiration Date (the "Contingent Fee Matters"). Notwithstanding anything to the contrary in this paragraph, with respect to the matter of Primecore v. Bijan Madjlessi, et. al. (Marin Superior Court), which was settled prior to the Effective Date, and the current dispute involving the guarantee obligations of William Bullock and Lydia Sarkissian, if such dispute is resolved by out-of court settlement without the filing of a lawsuit, the Contingent Fee amount shall be equal to five percent (5.0%) of the gross amount actually recovered by Client. The parties acknowledge and understand that the Contingent Fee amount is not set by law, but rather has been negotiated between Client and Attorney, and is deemed by Client to be a fair amount payable to Attorney in addition to the Base Fee based on, among other things: (a) the value of the services that Attorney is expected to perform, (b) the monetary and other intangible benefits Attorney may bring to Client in the Contingent Fee Matters and other matters, (c) Attorney's special knowledge and expertise in matters affecting Client, (d) the complexity of the Contingent Fee Matters and other matters with which Attorney will be involved in his representation of Client under this Agreement, and (e) the fact that the Base Fee represents an amount substantially less than Client would reasonably expect to pay to other attorneys for the services to be provided by Attorney. The Contingent Fee shall be paid out of funds received by Client within ten days after receipt; provided that with respect to the Primecore v. Bijan Madjlessi matter, the Contingent Fee shall include those payments received prior to the Effective Date, and the amount due with respect to such already-received payments shall be paid to Attorney within twenty (20) days after the Effective Date. Notwithstanding anything to the contrary contained in this Agreement, Attorney's right to and Client's obligation with respect to the Contingent Fee shall become vested upon commencement of any legal action, or upon development of the facts supporting commencement of any legal action prior to the Expiration Date, and shall be payable regardless of any termination or expiration of this Agreement. The Contingent Fee shall include, but is not limited to, any recovery in the matters set forth in Exhibit A.

                                                                    Exhibit 10.3

     5. Expenses. Client understands that in Attorney's performance of services for Client, certain costs may be incurred for outside retained services and third party payments, including but not limited to costs for deposition transcripts, expert witnesses and consultants, investigation services, online legal research, photocopying, process service, appearance attorneys, postage, travel expenses, facsimile filing and court filing fees. Where it is feasible to do so, Attorney will have charges for outside retained services invoiced directly to Client, and Client hereby authorizes Attorney to do so. In those cases where it is not feasible or reasonable to have charges invoiced directly to Client, Client agrees that it shall reimburse Attorney within ten (10) days after billing for the actual cost of any and all third party charges that Attorney has incurred in connection with any matter on which Attorney is providing services to Client. With respect to any outside retained services or third party charges that are reasonably anticipated to exceed Five Thousand Dollars ($5,000), Attorney shall first discuss such costs with Client.

     6. Termination.

a. Termination by Notice: Client or Attorney may terminate this Agreement at any time by giving notice of intent to terminate the Agreement, provided that the following shall apply in the case of any termination prior to the Expiration Date other than a termination listed under "Other Termination Events," below:

     i. If Client terminates Attorney prior to the Expiration Date, Client shall be liable for the full remaining balance of the Base Fee that has not yet been paid to Attorney, which amount shall be payable within thirty (30) days following termination.

     ii. If Attorney terminates this Agreement prior to the Expiration Date, Attorney shall provide Client with reasonable notice so that Client can arrange for alternate representation, and Attorney's right to receive the Base Fee shall terminate on the termination date.

b. Other Termination Events. This Agreement shall terminate upon the occurrence of any of the following events:

     i. By the death of Attorney.

     ii. If Attorney becomes unable to perform substantially all of his duties hereunder because of physical or mental illness or injury for a continuous period of ninety (90) calendar days during any consecutive twelve calendar month period.

     iii.If Attorney fails to be licensed as an attorney in the State of California. iv. If Attorney fails to perform the services called for under this Agreement in a prompt, competent and professional manner. Termination under this Paragraph 6.b.iv shall take effect thirty (30) days after Client gives written notice to Attorney of Client's intent to terminate under this Paragraph 6.b.iv specifying the grounds for termination, and only if Attorney does not cure such defective performance within such thirty (30) day period.

c. Termination As Not Affecting Contingent Fee. Notwithstanding any termination, whether prior to or at the Expiration Date, Attorney shall be entitled to receive the Contingent Fee in the time and manner that the Contingent Fee is to be paid pursuant to section 3b, in addition to any other amounts that might be due, except that Attorney shall not be entitled to receive any Contingent Fee with respect to any settlement entered into, or judgment obtained, if this Agreement has been terminated under paragraphs 6.a.ii, 6.b.iii or 6.b.iv, above. Notwithstanding the foregoing, if Attorney is forced to withdraw from representation of Client in any matter due to a court finding or Attorney's own determination that Attorney has an irreconcilable conflict of interest under the California Rules of Professional Conduct in continuing to represent Client in the matter, then any amount due to Attorney as a Contingent Fee in such matter shall be reduced by any amount that Client is required to pay to another attorney for the purpose of representing Client in such matter.

     7. Errors and Omissions Insurance. Client acknowledges that Attorney does not, at the Effective Date, maintain any errors or omissions insurance coverage, nor has Attorney, to date, filed with the State Bar a written agreement guaranteeing payment of professional negligence claims. Client further acknowledges that any errors and omissions insurance coverage that Attorney might obtain subsequent to the Effective Date might exclude from coverage any work performed for or on behalf of Client due to Attorney's past relationship with Client and the percentage of Attorney's total work performed for Client.

                                                                    Exhibit 10.3

     8. Return of Property. After the conclusion of any matter on which Attorney provides services, to the extent that Attorney no longer requires files or documents, Attorney will return to Client such files and other documents, and Client agrees to store at Client's sole expense if so requested by Attorney.
Attorney will provide to Client upon request copies of any materials in Attorney's files with respect to Attorney's representation of Client.

     9. Warranties. Litigation is by its nature unpredictable. It is not possible to warrant a successful result or represent that a particular result can be obtained within a given time framework. Attorney makes no representations, promises, warranties or guarantees, express or implied, regarding the outcome of any matter.

     10. Notices. All notices or other communications provided for under this Agreement shall be in writing, signed by the party giving the same, and shall be deemed properly given when sent by registered or certified mail, return receipt requested, and actually received by the addressee, or by facsimile at the address and facsimile numbers listed on the signature page hereof. Each party may, by written notice to the other party, specify any other address or facsimile number for the receipt of notices or other communications, such change of address notice being effective only upon actual receipt.

     11. Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of California. The parties agree that, with the exception only of any disputes between Attorney and Client that are mandated to be determined by fee arbitration or other dispute resolution means applicable solely to Attorneys, any claims, demands, disputes, or causes of action that arise out of this Agreement or the attorney-client relationship created hereby, including but not limited to any disputes related to Attorney's acts or omissions in the performance of services (collectively the "Disputes"), shall be resolved in the California Superior Court, in and for the County of San Mateo, by reference to a single referee to be appointed by the California Superior Court, in and for the County of San Mateo, under California Code of Civil Procedure section 638. The referee, determined under Code of Civil Procedure section 640, shall hear and determine all of the issues relating to the Disputes, whether of fact or of law, and shall report a statement of decision thereon, which shall be the basis for judgment in accordance with Code of Civil Procedure section 644(a). THE PARTIES EXPRESSLY WAIVE ANY AND ALL RIGHTS TO HAVE ANY DISPUTES ARISING OUT OF, RESULTING FROM ANY ALLEGED BREACH OF, OR IN ANY WAY RELATED TO OR RESPECTING THIS AGREEMENT DETERMINED BY A JURY.

     12. Independent Advice. IN ENTERING INTO THIS AGREEMENT, CLIENT EXPRESSLY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ATTORNEY OF CLIENT'S RIGHT TO CONSULT SEPARATE LEGAL COUNSEL AT ANY TIME AS TO ANY MATTER, INCLUDING WHETHER TO ENTER INTO THIS AGREEMENT AND CONSENT TO THE DISPUTE RESOLUTION PROVISION, INCLUDING THE REFERENCE AND WAIVER OF JURY TRIAL PROVISIONS.

     13. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter of this Agreement. There are no agreements, representations, warranties or statements, either oral or in writing, with respect to the subject matter of this Agreement except those expressly set forth in this Agreement.

     14. Severability. In case any one or more provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement, and other application thereof, shall not in any way be affected or impaired.

     15. Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns. This Agreement shall continue to be binding on the parties after the Expiration Date with respect to any unpaid obligations hereunder or any Disputes.

Dated as of the Effective Date set forth above.

                                                                    Exhibit 10.3


                 Exhibit A to Legal Services Retention Agreement



             List of Pending and Presently Anticipated Legal Actions




       Matters In Which BellaVista/Primecore Currently Is Seeking Recovery


Primecore v. Robert A. Johnston and Gregory Bock (San Mateo Superior Court) Primecore v. Michael Pauline (Santa Clara Superior Court)
Primecore v. Bijan Madjlessi, et. al. (Marin Superior Court)
Primecore Mortgage Trust v. Sheridan, et. al. (Santa Clara Superior) Primecore v. Agustin Rosas-Maxemin (pending filing),
Primecore v. Scott Syme, et. al. (pending filing), Primecore Mortgage Trust v. Bullock and Sarkissian (pending settlement or filing)


    Matters In Which Others Are Seeking Recovery Against BellaVista/Primecore


Baigent, et. al. v. Susan Fox, Primecore Mortgage Trust, et. al., (San Mateo Superior)
Amoroso, et. al. v. Primecore Mortgage Trust, et. al, (San Mateo Superior Court) Marjorie Hamlin v. Primecore Mortgage Trust, Inc., et. al. (San Mateo Superior Court)
Williams v. Primecore Mortgage Trust (Alameda Superior Court)
Showplace Square Lofts Company, LLC v. Primecore, et. al., (U.S. Bankruptcy Court) [co-counsel with Pinnacle Law Group, LLC]
Bay Area Luxury Homes/Santa Clara 3, LLC v. Primecore, et. al., Bay Area Luxury Homes/Alameda VI, LLC v. Primecore, et. al., Bay Area
Luxury Homes/Stern VII, LLC v. Primecore, et. al.,(U.S. Bankruptcy Court) [co-counsel with Pinnacle Law Group, LLC]
Sands v. Matthews (San Francisco Superior Court)
Wagner v. 99 Investors, LLC, et. al.


                  Other Matters Involving BellaVista/Primecore


SEC Inquiry MSF-2811 [co-counsel with Derenthal & Dannhauser and Piper Rudnick]